EXHIBIT (j)(3)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 105 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated February 16, 2005, relating to the financial statements and financial highlights of the Eaton Vance Tax Free Reserves (the "Fund"), which appears in the December 31, 2004 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
April 27, 2005